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                                                               EXHIBIT 11

                                               SENECA FOODS CORPORATION AND SUBSIDIARIES
                                                   COMPUTATION OF EARNINGS PER SHARE

                                                    (In thousands except share data)



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                                                                             Three Months Ended                   Six Months Ended
                                                                             ------------------                   ----------------
                                                                          9/29/01            9/30/00           9/29/01      9/30/00
                                                                          -------            -------           -------      -------


Basic Net (Loss) Earnings Applicable
  to Common Stock:

    Net (Loss) Earnings                                         $             (416) $         2,053  $         (1,702) $      3,343
    Deduct Preferred Cash Dividends                                              6                6                12            12
                                                                -------------------------------------------------------------------
     Net (Loss) Earnings Applicable to
       Common Stock                                             $             (422) $         2,047  $         (1,714) $      3,331
                                                                ===================================================================

Weighted Average Common Shares Outstanding
for Primary Earnings per Share                                           6,584,591        6,575,344         6,583,475     6,573,280
                                                                ===================================================================

Basic (Loss) Earnings Per Share                                 $             (.06)   $         .31       $      (.26)  $       .51
                                                                ===================================================================

Diluted Net (Loss) Earnings
  Applicable to Common Stock:

    Net (Loss) Earnings Applicable to
      Common Stock                                              $             (422) $         2,047  $         (1,714) $      3,331
    Add Back Preferred Cash Dividends                                            -                5                 -            10
                                                                -------------------------------------------------------------------
        Net (Loss) Earnings Applicable to
      Common Stock                                              $             (422) $         2,052  $         (1,714) $      3,341
                                                                ===================================================================

Weighted Average Common
  Shares Outstanding                                                      6,584,591       6,575,344         6,583,475     6,573,280
Effect of Common Stock Equivalent                                                -        3,649,931                 -     3,651,995
                                                                -------------------------------------------------------------------
Weighted Average Common Shares
  Outstanding for Diluted Earnings
  per Share                                                               6,584,591      10,225,275         6,583,475    10,225,275
                                                                ===================================================================

Diluted (Loss) Earnings Per Share                               $            (.06)    $          .20      $    (.26)    $       .33
                                                                ===================================================================
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